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                                                                 EXHIBIT 99.1

ONYX AND WARNER-LAMBERT TO JOINTLY DEVELOP
ANTICANCER VIRUS PRODUCTS

RICHMOND, CALIFORNIA (October 18, 1999): Onyx Pharmaceuticals, Inc. (Nasdaq:
ONXX) today announced the signing of a collaboration agreement with Warner-Lambert Company (NYSE:WLA) to jointly develop and commercialize Onyx's Phase III anticancer product, ONYX-015, plus two new armed anticancer viruses. Onyx and Warner-Lambert will co-promote ONYX-015 and the two new products in the
U. S. and Canada, and will share equally in resulting profits. Warner-Lambert will commercialize the products in the rest of the world and will pay Onyx a royalty on net sales.

Warner-Lambert will make an upfront payment and equity investment in Onyx over the next two years totaling $15 million and will also provide $40 million in funding for the Phase III clinical trials and other ongoing clinical development studies for ONYX-015. In addition, Warner-Lambert will provide support for the research and development of two new additional products. In addition to the committed funding, over $100 million could be payable to Onyx on the achievement of milestones for the products. The clinical development costs of the products will be shared 75% by Warner-Lambert and 25% by Onyx, after Warner-Lambert has provided the committed funding for ONYX-015.

"The ability to share ONYX-015 and the two new additional products in the U.S. and Canada, plus this financial support gives us the opportunity to become a fully integrated specialty oncology company," said Hollings Renton, president and chief executive officer of Onyx Pharmaceuticals. "We have enjoyed an exceptional working relationship with Warner-Lambert and are delighted to partner with them to realize the broad potential of our therapeutic virus platform for the treatment of cancer."

"Onyx's therapeutic virus platform is a highly novel approach to the selective treatment of cancer and certain precancerous conditions, "said Dr. Peter B. Corr, President of Research and Development, Parke-Davis, a division of Warner-Lambert. "ONYX-015 has shown very promising activity in Phase II clinical trials, and we look forward to working with Onyx to complete the development and commercialization of this unique approach. In addition, the ability to genetically arm these replicating viruses to deliver anticancer agents directly to tumors offers intriguing possibilities for creating potentially more effective and safer anticancer agents. This will be the focus of the two additional projects included in this agreement."

Anticancer Virus Product Platform

ONYX-015 is a genetically modified adenovirus that has been shown in preclinical and clinical studies to replicate in and kill tumor cells deficient in p53 tumor suppressor gene activity. Mutations in p53 are the most common type of genetic abnormality in cancer, occurring in more than 50 percent of human cancer cases. Onyx and Warner-Lambert are preparing to initiate a pivotal Phase III clinical trial of ONYX-015 in the fourth quarter of 1999 or early in 2000 that


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combines the virus with chemotherapy as a treatment for patients with recurrent head and neck cancer. ONYX-015 is also in Phase II clinical trials for patients with colorectal cancer that has metastasized to the liver and for patients with pancreatic cancer.

Onyx believes that ONYX-015, the first of a platform of selectively replicating adenovirus products, can be armed with anticancer genes to generate enhanced cancer-killing properties. The agreement with Warner-Lambert includes two such armed anticancer viruses. One of these will be genetically engineered to deliver a prodrug-converting enzyme to tumor cells, thus enabling the selective activation of a chemotherapeutic drug within targeted tumors. Onyx and Warner-Lambert will work together to further specify these armed viruses and perform preclinical development. The armed virus products provided for in the agreement are currently in the research stage, and the timing of clinical trials will depend on the results of research and preclinical development activities.

Onyx Pharmaceuticals is discovering, developing and commercializing novel cancer therapies based on the genetic mutations that cause the disease. The company pursues a strategy of establishing corporate partnerships that provide complementary skills in chemistry, drug development, and marketing and sales. Onyx intends to establish a specialty oncology sales and marketing franchise in North America. The Onyx Web site address is: www.onyx-pharm.com.

This press release contains certain forward-looking statements regarding the development of potential human therapeutic products that involve a number of risks and uncertainties. Actual events may differ from the company's expectations. In addition to the matters described in this press release, the timeline for clinical activity, results of pending or future clinical trials, including the trials of ONYX-015, and changes in the status of the company's collaborative relationships, as well as the risk factors listed from time to time in the company's periodic reports with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, may affect the actual results achieved by the company.